Exhibit 5.1

Opinion of Phillips Lytle LLP

as to Legality of Securities Being Registered

Life Storage, Inc. 6467 Main Street Williamsville, NY 14221-5890	December 29, 2020

Ladies and Gentlemen:

We are acting as counsel to Life Storage, Inc., a Maryland corporation (the “Company”), in connection with the public offering of up to $500,000,000 in aggregate value of shares of the Company’s common stock, par value $0.01 per share (the “Shares”), all of which Shares are to be offered and sold by the Company from time to time in accordance with the terms of separate Equity Distribution Agreements, dated December 29, 2020, among the Company, Life Storage LP, a Delaware limited partnership (the “Operating Partnership”), Life Storage Holdings, Inc., and each of Wells Fargo Securities, LLC, Truist Securities, Inc., Jefferies LLC, HSBC Securities (USA) Inc., Citigroup Global Markets Inc. and BTIG, LLC, respectively (the “Equity Distribution Agreements”), and as described in the prospectus supplement dated December 29, 2020 (the “Prospectus Supplement”) and the accompanying prospectus dated June 14, 2018 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3 (the “Registration Statement”).

In connection with the opinion set forth below, we have examined:

1. The Registration Statement and the related base prospectus included therein;

2. The Prospectus Supplement with respect to the Shares as filed by the Company on December 29, 2020 pursuant to Rule 424(b) under the Securities Act;

3. The Amended and Restated Certificate of Incorporation of the Company, as amended (the “Charter”);

4. The Bylaws of the Company, as amended;

Life Storage, Inc.	December 29, 2020

5. Resolutions (the “Board Resolutions”) adopted by the Board of Directors of the Company (the “Board”) relating to (a) the authorization of the execution, delivery and performance by the Company of the Equity Distribution Agreements, (b) the sale and issuance of the Shares and (c) the delegation to a pricing committee of the Board (the “Pricing Committee”) of the power to determine the number of shares to be issued and the issuance price per share, certified as of the date hereof by an officer of the Company

6. Resolutions (the “Pricing Committee Resolutions,” and, together with the Board Resolutions, the “Resolutions”) adopted by the Pricing Committee setting the number, price and other terms of the Shares, certified as of the date hereof by an officer of the Company;

7. The Equity Distribution Agreements; and

8. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents, and the legal competence of all signatories to such documents. We have also assumed that (i) the Shares will not be issued or transferred in violation of the ownership limit contained in the Company’s Charter, as amended, and (ii) upon the issuance of any of the Shares, the total number of shares of common stock issued and outstanding will not exceed the total number of shares of common stock that the Company is then authorized to issue under the Company’s Charter, as amended. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

We are attorneys admitted to practice in the State of New York. We express no opinion concerning the laws of any jurisdiction other than the laws of the United States of America and the State of New York. With respect to matters of Maryland law, we have relied upon the opinion of Venable LLP of Baltimore, Maryland.

Life Storage, Inc.	December 29, 2020

Based upon and subject to the foregoing, we are of the opinion that the issuance of the Shares has been duly authorized and, when and to the extent issued against payment therefor in accordance with the Registration Statement, the Prospectus Supplement, the applicable Equity Distribution Agreement and the Resolutions, the Shares will be validly issued, fully paid and nonassessable.

This opinion is to be used only in connection with the offering and sale of the Shares while the Registration Statement is in effect. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matter or opinion set forth herein.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company and to the reference to our firm under the caption “Legal Matters” in the applicable Prospectus Supplement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Phillips Lytle LLP

Phillips Lytle LLP